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                                                                    EXHIBIT 10.4

                    THIRD AMENDMENT TO ACQUISITION AGREEMENT

     This Third Amendment to the Acquisition Agreement (the "Third Amendment") is made and entered into as of March 18, 1987, between The Greyhound Corporation, an Arizona corporation, ("Greyhound"), Greyhound Lines, Inc., a California corporation ("Seller"), GLI Operating Company, a Delaware corporation ("GLI Operating"), GLI Holding Company, a Delaware corporation ("GLI Holding"), GLI Bus Operations Holding Company, a Delaware corporation ("GLI Bus"), and GLI Merger Company, a Delaware corporation ("GLI Merger"). Greyhound, Seller, GLI Operating, GLI Holding, GLI Bus and GLI Merger shall hereinafter collectively be referred to as the "Parties." Each term used in this Third Amendment with its initial letter capitalized shall have the meaning ascribed to such term in the Acquisition Agreement (hereinafter defined), unless another meaning is prescribed herein.

                              W I T N E S S E T H:

     WHEREAS, the Parties entered into that certain Acquisition Agreement dated December 22, 1986, which was amended on January 31, 1987 and March 18, 1987 (the "Acquisition Agreement").

     WHEREAS, the Parties have agreed, subject to the terms and conditions hereof, that Seller shall cause the trustee of the Greyhound Employees' Retirement Income Trust (the "GRIP Trust") to duly transfer certain of the assets and liabilities of the GRIP Trust and the Greyhound Employees Retirement Income Plan ("GRIP") to a new retirement plan and trust (the 'New GRIP Plan" and the "New Grip Trust," respectively) to be established pursuant to this Amendment;

     WHEREAS, the parties have agreed subject to the terms and conditions hereof, that Seller shall cause the trustee of the Greyhound Employees' Capital Accumulation Plan Trust (the "401(k) Trust") to duly transfer certain of the assets and liabilities of the 401(k) Trust and the Greyhound Employees' Capital Accumulation Plan (the "401(k) Plan") to a new 401(k) plan and trust (the 'New 401(k) Plan and the "New 401(k) Trust," respectively) to be established pursuant to this Third Amendment;

     WHEREAS, the Parties have agreed, subject to the terms and conditions hereof, that Seller shall cause its trustees of the Greyhound Retirement and Disability Fund and the Western Greyhound Pension Trust (the "Trusts") to authorize the transfer
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of all of the assets and liabilities of the Trusts and the Greyhound Retirement and Disability Plan and the Western Greyhound Retirement Plan (the "Plans") to a new retirement plan and trust (the "New Plan" and the "New Trust," respectively) to be established pursuant to a collective bargaining agreement (the "Collective Bargaining Agreement") between GLI Merger or its parent and the Amalgamated Council of Greyhound Local Unions (the "Amalgamated Council"); and

     WHEREAS, the Parties have agreed, subject to the terms and conditions hereof, to make certain other arrangements in connection with the Acquisition Agreement.

     NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE I

                                RETIREMENT PLANS

     1.1 GRIP. Following the Closing, Seller shall temporarily retain all obligations and liabilities with respect to administration of all pension benefits accrued through the Closing Dated under GRIP for each participant in the GRIP who, as of such date, becomes a permanent, full-time employee of GLI Holding or its affiliate (a "Transferred Employee"). Such accrued benefits shall in accordance with Sections 1.2 and 1.3, hereof, be transferred to the New GRIP Trust to be established, at GLI Holding's expense, by GLI Holding or its affiliate with the assistance of Seller, which meets the requirements for qualification pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and which is similar in all material respects to GRIP, except that GLI Holding or its affiliate shall be the plan sponsor of such New GRIP Plan and shall then assume and be responsible for all obligations and all liabilities with respect to the pension benefits provided under the New GRIP Plan for transferred Employees;

     1.2 New GRIP Plan. As soon as practicable after the date hereof and effective as of the Closing Date, GLI Holding or its affiliate shall, at GLI Holding's expense, take all action necessary and appropriate to establish and maintain a New GRIP Plan and New Grip Trust comparable to GRIP and the GRIP Trust and reasonably acceptable to Seller. GLI Holding agrees that such new plan and trust shall constitute a qualified plan and trust under the Code. GLI Holding agrees that each Transferred Employee (i) immediately shall become eligible to participate in the New GRIP Plan, (ii) shall be credited with the years of service with Seller and any company affiliated with Seller as if

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such years of service had been rendered to GLI Holding or its affiliate under the New GRIP Plan, and (iii) shall be fully vested in his or her accrued benefit to the Closing Date in the New GRIP Plan as funded in accordance with Section 1.3, hereof. As soon as practicable after the date hereof, Seller shall deliver to GLI Holding a list of the transferred Employees who deliver to GLI Holding a list of the Transferred Employees who are participants in GRIP, together with a listing of each such employee's years of service as defined in (ii) above, and his or her accrued benefit to be transferred from GRIP to the New GRIP Plan as of the Closing Date.

     1.3 Transfer of GRIP Assets and Liabilities. Seller shall cause the GRIP Trust to transfer to the New GRIP Trust an amount in cash or annuity contracts equal to the actuarial accrued liability for all Transferred Employees, but in no event an amount which is less than the amount required to be transferred for such Transferred Employees pursuant to the requirements of Section 414(1) of the Code. For purposes hereof, the determination of such actuarial accrued liability shall (i) be made as of the Closing Date; (ii) be calculated by the actuarial firm of Towers, Perrin, Forster & Crosby in the same manner as reflected in the 1986 Actuarial Report prepared as of January 1, 1986 except that the assumption with respect to annual salary increases shall be seven percent (7%) per year;
(iii) include both vested and non-vested benefits; and (iv) be subject to verification by GLI Holding's actuaries. This amount shall be increased by interest at the rate earned by the trustee of GRIP for short-term interest funds for the period from the Closing Date to the date the assets are actually transferred. In connection with such transfer Seller shall make all appropriate filings required under the Code or ERISA, and the regulations thereunder, and such transfer shall take place as soon as practicable after Internal Revenue Service approval. In the event of an adverse determination by the Internal Revenue Service, GLI Holding and Seller agree to cooperate in the selection of an appropriate method of treating Transferred Employees' benefits. Seller and GLI Holding shall file a timely "Notice of the Occurrence of a Reportable Event" with the Pension Benefit Guaranty Corporation, and file an actuarial statement (together with supportive documents and/or schedules) as required pursuant to
Section 4043 of ERISA, and any regulations issued thereunder.

     1.4 401(k) Plan. Following the Closing, Seller shall temporarily retain all obligations and liabilities for administration of any benefits accrued under the 401(k) Plan for each Transferred Employee. Such accrued benefits shall be transferred to the New 401(k) Trust to be promptly established by GLI Holding

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or its affiliate at GLI Holding's expense with the assistance of Seller which meets the requirements for qualification pursuant to Section 401(a) of the Code and contains a cash or deferred feature within the meaning of Section 401(k) of the Code. The New 401(k) Plan shall be similar in all material respects to the 401(k) Plan except for certain investment options and that GLI Holding or its affiliate shall be the sponsor of such Plan. The amount of the accrued benefits to be transferred shall be an amount equal to the sum of all account balances (vested and nonvested) of all Transferred Employees as of the Closing Date as determined by the 401(k) Plan administrator in its sole discretion, but in the exercise of good faith. The cash amounts so transferred will be increased by interest at the rate earned by the trustee of the 401(k) Trust for short-term interest funds for the period from the Closing Date to the date the assets are actually transferred. Upon such transfer GLI Holding or its affiliate shall assume and be responsible for all obligations and liabilities with respect to such transferred benefits. In connection with such transfer Seller shall make all appropriate filings required under the Code or ERISA, and the regulations thereunder, and such transfer shall take place as soon as practicable.

     1.5 Best Efforts. GLI Holding shall use its best efforts expeditiously to file all requests for determination letters and take all other acts necessary or desirable to implement as soon as reasonably possible the provisions herein with respect to pension and other benefit programs for the Transferred Employees and other affected plan participants.

     1.6 Cooperation of Actuarial Consultant Firms. Seller and GLI Holding agree that their respective actuarial consultant firms assisting in the implementation of the actions contemplated by this agreement will be available for consulting with each other and will assist each other in accomplishing the transfers of assets and liabilities contemplated herein.

     1.7 Qualified Status of New Plans. Notwithstanding any provision to the contrary in the Acquisition Agreement, as amended, with respect to all of the new plans and trusts mentioned in this third Amendment, and all of the partial and full transfers of assets between plan trusts contemplated hereby: (i) GLI Holding shall obtain determinations for each such new plan and trust from the Internal Revenue Service, that each such plan and trust is qualified under the Code; and (ii) it shall not be necessary for the Internal Revenue Service to have issued favorable determination letters with respect to the qualified status of such plans and trusts prior to implementing the

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transfers of assets and liabilities contemplated thereunder and hereunder provided, however, that the law firm of Johnson & Swanson shall have first furnished Seller an opinion, at GLI Holding's expense, that such new plans and trusts satisfy the requirements applicable to qualified plans and trusts under the Code. In addition, GLI Holding agrees to indemnify and hold Seller harmless from any liability or expense (including reasonable attorneys' fees) relating to or arising out of the transfer of any plan assets contemplated under the Acquisition Agreement, as amended.

     1.8 Welfare Benefits. Unless otherwise specifically agreed to in writing by GLI Holding, GLI Holding shall not assume any liability for benefits under any health and welfare plans or trusts currently maintained by Greyhound, Seller or any affiliate thereof, or to which any such company makes or has made contributions under or to.

     1.9 Certain Health Benefits. To the extent that the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") may require continuation of certain health benefits to employees after termination of employment, GLI Holding shall be responsible for such continued coverage and compliance with the provisions of COBRA with respect to qualifying events, as defined in section 162(k) of the Code, accruing in connection with individuals, including Transferred Employees or other employees of Seller hired after the Closing Date, after they become employees of GLI Holding or its affiliate.

                                   ARTICLE II

                             UNION RETIREMENT PLAN

     2.1 Establishment of New Plan and Trust. As soon as practicable following the execution and ratification of the Collective Bargaining Agreement, GLI Merger agrees that it or its parent will establish in conjunction with the Amalgamated Council the New Plan and the New Trust. GLI Merger agrees that said plan and trust will be intended to constitute a qualified plan and trust under the Code, and that such trust will be intended to constitute tax-exempt trust under the Code. In addition, GLI Merger agrees, in conjunction with the Amalgamated Council to seek favorable determination from the Internal Revenue Service with regard to the qualified status of such plan and trust and the tax-exempt status of such trust under the Code.

     2.2 Transfer of Assets and Liabilities. As soon as is practicable after the later of Closing or the establishment of

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the New Plan and the New Trust, Seller agrees to cause its trustees of the
Trusts to take any and all action necessary to transfer all of the assets and liabilities thereof to the New Trust. Seller and GLI Merger agree that it shall not be necessary for the Internal Revenue Service to have issued a favorable determination letter with respect to the qualified status of the new Plan and Trust and the exempt status of the New Trust prior to implementing the transfers of assets and liabilities contemplated hereunder; provided, however, that Johnson & Swanson shall have furnished Seller an opinion, at GLI Operating's expense, that the New Plan and New Trust satisfy the requirements applicable to qualified plans and trusts under the Code.

     2.3 Investment of Trust Assets. As soon as practicable following the execution and ratification of the Collective Bargaining Agreement, Seller agrees to cause its trustees of the Trusts to authorize actions to liquidate in an orderly and reasonable manner all of the equity investments held in such Trusts and to reinvest the proceeds therefrom in cash equivalents pending the transfer of assets and liabilities contemplated hereunder. Seller and GLI Merger agree that said liquidation and reinvestment shall be undertaken in a manner that complies with the applicable requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2.4 Cooperation of Actuarial Consultant Firms. Seller and GLI Merger agree that their respective actuarial consultant firms assisting in the implementation of the actions contemplated by this agreement will be available for consulting with each other and will assist each other in accomplishing the transfers of assets and liabilities contemplated herein.

     2.5 Representations and Warranties of Seller Concerning Plans. With respect to the Plans, Seller hereby represents and warrants the following:

          a. Determination letters have been received to the effect that the Plans are qualified under section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under section 501 of the Code, and nothing has occurred to cause the loss of such qualification or exemption.

          b. No prohibited transactions (as defined in section 406 of ERISA or in section 4975 of the Code) with respect to the Plans has occurred or will have occurred prior to Closing.

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          c. The aggregate value, as of the Closing Date, of the assets of the
     Plans, including any contributions receivable but net of any current payables or accrued expenses (Net Assets Available for Plan Benefits) shall not be less than the total of the actuarial present value of accumulated plan benefits of the Plans. For purposes hereof, the determination of such actuarial present value of accumulated plan benefits shall (i) be made as of the Closing Date; (ii) be calculated by the actuarial firm of Tower, Perrin, Forster & Crosby (TPF&C) in the same manner as reflected in the 1985 Actuarial Report prepared as of January 1, 1985; (iii) include both vested and non-vested benefits; and (iv) be subject to verification by GLI Merger's actuaries. In no event shall the assets in the dedicated bond portfolios of the Plans be valued in this determination at an amount greater than the actuarial present value of the liabilities of the related covered retiree benefits (which are calculated using an investment return assumption equal to the effective yield on the respective dedicated bond portfolios at the date dedicated). Assets of the Plans other than the dedicated bond portfolios shall be valued at fair market value as of Closing for purposes of this determination. Indemnification under Section
     10.2 of the Acquisition Agreement for breach of this Section 2.5(c) shall not be subject to the limitation that $9,500,000 of Damages have been incurred, and any indemnification payments as a result of breach of the representation in this Section 2.5(c) shall not be included in determining whether the $9,500,000 has been reached under Section 10.2(a) of the Acquisition Agreement.

     2.6 Condition Precedent to this Article of the Third Amendment Becoming Effective. This Article of the Third Amendment shall not become effective unless on or prior to Closing, GLI Holding represents that the Amalgamated Council has agreed to cause the transfers of all assets and liabilities of the Trusts to the New Trust and to take the other actions envisioned for the Plan and the Trust by this Article of the Third Amendment.

                                  ARTICLE III

                             ENVIRONMENTAL MATTERS

     3.1 Underground Storage Tank Status. The Parties desire to make certain arrangements with respect to certain underground storage tanks on properties owned by GLI Operating or the Companies as of March 18, 1987 or leased from Seller by GLI

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Operating or the Companies (other than those properties leased under the Master
Lease), at the Closing (the "Tanks").

     3.2 Testing and Repair or Replacement. GLI Operating shall be obligated to bear the costs of testing, repairing or replacing any of the Tanks from and after the Closing.

     3.3 Environmental Remediation. Notwithstanding any provision of the Acquisition Agreement to the contrary, the Seller shall be obligated to bear a proportionate share of any costs, fees, expenses, fines, penalties and governmental levies associated with remediation done in respect of leaks from the Tanks, and the actual costs or expenses of remediation of the properties where the Tanks are located (other than costs and expenses that were the direct result of the operation or use of the Tanks after the Closing in a manner materially inconsistent with the operation or use of the Tanks prior to the Closing) (collectively, the "Remediation Expenses"). The Seller's proportionate share shall be 100% of the Remediation Expenses for a period of one year after the Closing Date, and shall decrease linearly 20% every year thereafter, such that the Seller is not responsible for any Remediation Expenses from and after five years after the Closing Date. GLI Operating shall be obligated to bear the remaining share of the Remediation Expenses. Notwithstanding when any Remediation Expenses are actually incurred or paid, the proportionate share of Remediation Expenses to be paid by Seller and GLI Operating with respect to any Tank location shall be determined upon the earlier of (a) such time as GLI Operating undertakes, or requests Seller to undertake, such remediation in accordance with the provisions of this Section or (b) upon notification of GLI Operating by any governmental entity of the probable imposition of any fines, penalties or governmental levies or the demand to remediate the property or repair or replace the Tanks. GLI Operating shall give the Seller written notice:
(x) not less than ten days prior to entering into an agreement to undertake such remediation, and (y) within five days after being notified of the probable imposition of any fines, penalties or governmental levies or the demand to remediate the property or repair or replace the Tanks. Seller shall have the right at its election to control the remediation process, including selection and hiring of any contractors (which shall be reasonably acceptable to GLI Operating) and supervision of remediation, during the time that its proportionate share of the Remediation Expenses equals or exceeds 50%.

     3.4 Master Lease Tanks. With respect to underground storage tanks located on properties leased under the Master Lease, GLI Operating shall not be obligated to bear any costs,

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fees, expenses, fines, penalties or any governmental levies associated with remediation done in respect of leaks from such tanks, or for the actual costs or expenses of remediation of the properties where such tanks are located, unless such costs and expenses are the direct result of the operation or use of such tanks by GLI Operating or the Companies after the Closing in a manner materially inconsistent with the operation or use of such tanks prior to the Closing.

     3.5 Application. This Article supersedes in its entirety any other representations, covenants or agreements (including without limitation indemnification agreements) contained in the Acquisition Agreement only with respect to the matters specifically described in this Article and does affect any other representations, covenants or agreements (including without limitation indemnification agreements) contained in the Acquisition Agreement with respect to any other matter (including without limitation other environmental matters).

                                   ARTICLE IV

                               TELEPHONE CHARGES

     4.1 Seller Obligation. The Seller shall be obligated to reimburse GLI Operating in full for any unbilled telephone access charges which may arise after the Closing Date attributable to telephone calls made by or to the Seller, GLI Operating or the Companies prior to the Closing Date to the extent not included in the Closing Statement. The Parties hereby agree not to accrue any of these charges on the Closing Statement.

     4.2 Method of Reimbursement. GLI Operating shall provide Seller with written notice of any such access charges, including a copy of the invoices related thereto. Within 30 days after receipt of such notice, Seller shall be obligated to make payment to GLI Operating for such access charges.

                                   ARTICLE V

                                59 CENT TICKETS

     In February 1987, Seller sold to its customers bus tickets for 59 cents per ticket, certain of which may be used on or after the Closing Date. Notwithstanding any provision in the Acquisition Agreement or instructions related to the preparation of the Closing Statement to the contrary, for every 59 cent ticket used on or after the Closing Date, there shall be included in the Closing Statement as a liability an amount equal to the

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payments to commission agents pertaining to such tickets plus 2.5 cents per mile for each passenger mile traveled on such ticket less $300,000.

                                   ARTICLE VI

                            EMPLOYEE INSURANCE PLANS

     Greyhound and the Seller shall keep in full force and effect through March 31, 1987, all medical, dental, health and life insurance plans covering each salaried employee of Seller who becomes an employee of GLI Operating. GLI Operating shall reimburse Seller and hold Seller harmless from all cost, expense and liability which may be incurred by Seller or to which Seller may become subject as a result of providing such insurance from and after the Closing Date.

                                  ARTICLE VII

                       ADMINISTRATION OF INSURANCE CLAIMS

     From and after the Closing Date, GLI Operating shall administer insurance claims on behalf of Seller with respect to certain occurrences prior to the Closing Date. GLI Operating and Seller agree to each bear their proportionate share of GLI Operating's insurance claims department administration expenses as reflected on the accounting records of GLI Operating, except that one half of the total compensation of the Vice President of Risk Management shall be excluded from the insurance claims department expenses. Seller's proportionate share of such expenses for any month shall be determined based on the number of active insurance claims administered during such month on behalf of Seller compared to the total number of active insurance claims administered during such month by GLI Operating's insurance claims department. GLI Operating shall forward all out-of-pocket expense invoices and claims settlement agreements to Seller for payment or reimbursement. Settlement of claims by GLI Operating on behalf of Seller will only be undertaken in accordance with procedures and authorization provided by Seller. Seller shall pay GLI Operating monthly for its proportionate share of GLI Operating's insurance claims department expenses. The foregoing arrangement may be terminated after one year from the date hereof by either party upon 90 days' prior written notice.

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                                  ARTICLE VIII

                          CERTAIN REAL ESTATE MATTERS

     8.1 Restructure of Transaction. To assist GLI Holding in connection with the Closing and financing of the transaction, Seller has agreed to modify somewhat the procedures utilized with respect to certain real estate assets from that originally contemplated under the Acquisition Agreement. In particular, all owned real property which was previously vested in the Companies (as indicated in Schedule 4.6 to the Acquisition Agreement) has been conveyed by the Companies to GLI Operating by Warranty Deed (the "Upstream Deeds") and certain (but not all) leased real property which was previously vested in the Companies (as indicated in Schedule 4.6 to the Acquisition Agreement) has been assigned by the Companies to GLI Operating by Assignment and Assumption Agreement (the "Upstream Assignments"). Further, all owned real property previously vested in Seller (as indicated in Schedule 4.6 to the Acquisition Agreement) has been conveyed by Seller to GLI Operating by Warranty Deed (the "Lines Deeds") and all leased real property previously vested in Seller (as indicated in Schedule 4.6 to the Acquisition Agreement) has been assigned to GLI Operating by Assignment and Assumption Agreement (the "Lines Assignments"). The parties acknowledge that under the original structure contemplated by the Acquisition Agreement the Upstream Deeds and Upstream Assignments would not have been executed and the Lines Deeds would, in lieu of being general warranty deeds, have been deeds in the same form previously utilized by Seller in transferring owned properties to the Companies. The Lines Assignments would have been required in any event, but would have been made earlier but for GLI Holding's request. The modification of the transaction in the manner contemplated above is herein referred to as the "Restructure."

     8.2 Effect of Restructure on Seller's Obligations. Seller and GLI Holding acknowledge that GLI Holding's request for the Restructure did not occur far enough in advance of the Closing to permit Seller and GLI Holding to examine fully the descriptions of and title to the owned real properties as necessary for Seller to make accurate the Upstream Deeds or the Lines Deeds, or to permit Seller and GLI Holding to obtain the consents of landlords to the assignments of real property leases to GLI Operating and/or any subsequent assignments or subleases to GLI Realty and its affiliates which are contemplated to be made by GLI Operating for operational and business reasons after the Closing. It is the intention of the parties that Seller's and Greyhound's representations, warranties and liabilities with respect to transfer of the owned and leased real properties in connection

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with the transaction as actually closed shall not exceed, or be less than, the representations and warranties made and the liabilities which would have been assumed by Seller and Greyhound with respect to real property matters pursuant to the Acquisition Agreement had the Restructure not occurred.

     8.3 Indemnification of Seller. In consideration of Seller's consent to the Restructure GLI Holding agrees to pay, and to indemnify Seller and Greyhound and hold Seller and Greyhound harmless against and from any claim, action, proceeding, damage, liability, loss, cost, expense, judgment, fine, penalty or deficiency, including without limitation reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or defenses of any claim ("Damages"), arising out of, resulting from or related to, and to pay Seller and Greyhound on demand the full amount of any Damages which either Seller or Greyhound suffers or incurs as a result of:

          (i) Liability pursuant to either the Upstream Deeds or the Lines Deeds, asserted by or on behalf of any transferee of the property, which exceeds the liability which Seller or Greyhound would have had with respect to such property under the Acquisition Agreement had the Restructure not occurred;

          (ii) Transfer taxes, recording fees, service charges and other expenses incurred due to (i) the Upstream Deeds and (ii) the Lines Deeds to the extent such taxes and expenses with respect to the Lines Deeds exceed amounts which Seller or Greyhound would have incurred in transferring the assets covered by the Lines Deeds had the Restructure not occurred. Without limitation, GLI Holding shall have the liability for all values declared in conjunction with the Upstream Deeds and the Lines Deeds, any transfer taxes or similar charges with respect to the Upstream Deeds, and any loss of exemptions or increases in taxes or expenses incurred by Seller with respect to the Lines Deeds other than those which would have been incurred by Seller in the absence of the Restructure;

          (iii) Liability for breach or default of the leases or subleases covering any leased property covered by the Upstream Assignments, including loss of use of such facility by eviction or otherwise, due to the failure to obtain the landlord's consent to the assignment of any such lease or sublease to GLI Operating or any

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     subsequent assignment or sublease of those properties by GLI Operating; and

          (iv) Any liability with respect to the transfer of or representations or warranties of Seller or Greyhound with respect to owned or leased real properties which exceeds the liability Seller or Greyhound would have had in that regard under the Acquisition Agreement had the Restructure not occurred.

     8.4 Title Corrective Matters. After the Closing, GLI Holding shall provide to Seller copies of all title reports or commitments which GLI Holding obtains for the owned real properties, and Seller and GLI Holding shall cooperate in preparing correction deeds and correcting the legal descriptions and title exceptions to reflect the actual condition of Seller's (or its affiliates) title to the owned real property on the closing date; provided no such correction shall deprive GLI Holding of title to any real property described in Schedule 4.6, in the condition warranted in Section 4.6 of the Acquisition Agreement. GLI Holding shall bear all expenses incurred in obtaining title reports or commitments, and in recording any correction deeds, provided, however, that to the extent that any such correction deed or other corrective title work is required because of the title to any property being vested other than as represented in Schedule 4.6 of the Acquisition Agreement, the costs of such corrective work shall be borne by Seller.

     8.5 Overlandlord's Consents -- Master Leased Properties. Anything to the contrary, or apparently to the contrary, notwithstanding, in the Master Lease (herein so-called) between the Seller and GLI Realty Company ("GLI Realty"), covering certain fee and leasehold interests which has been executed pursuant to
Section 2.1 of the Acquisition Agreement, it is acknowledged that Section 10.2(i) of the Acquisition Agreement continues to apply to the facilities covered by such Master Lease and Greyhound and Seller shall indemnify GLI Realty, GLI Holding, GLI Bus, GLI Operating, and the Companies against any failure by Greyhound and/or Seller to obtain any and all necessary consents, waivers, approvals, or agreements of any underlying lessors in respect of such agreements and Seller shall make available to GLI Operating or its subsidiaries the use of the facilities covered thereby in accordance with the contemplation of the Acquisition Agreement.

     8.6 Lessor's Consents -- Previously Assigned Leased Properties. Further,
Section 10.2(i) is also acknowledged to be fully applicable in the case of any leased properties which have

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been assigned to the Companies by Seller or its affiliates prior to March 17,
1987, where the consent of any lessor was required to such assignment but such consent has not been received or obtained. Section 10.2(i) shall not apply to the transfers of leased properties made pursuant to the Upstream Assignments or to any subsequent transfers, assignments, or subleases of any of such leases carried out by GLI Holding or its affiliates after the Closing.

     8.7 Lessor's Consents -- Seller's Leased Properties. It is further agreed that if (i) either Sublease between Seller, as sublessor, and GLI Operating, as sublessee, covering the New York and/or Philadelphia facilities, respectively, as contemplated in Section 2.4 of the Acquisition Agreement is terminated by reason of the failure of the underlying lessor to give a required consent thereto, or (ii) any of the leased facilities covered by Section 4.6 of the Acquisition Agreement which are being assigned to GLI Operating pursuant to the Lines Assignment require the consent of the lessor for assignment and are put into default by reason of Seller's failure to obtain the required consent, Seller will nevertheless make the facilities in question available to GLI Operating or its subsidiaries in a manner equivalent in all material respects to that contemplated by the Acquisition Agreement.

                                   ARTICLE IX

                                  JUNIOR NOTES

     The Parties hereby agree that the Junior Notes to be delivered pursuant to
Section 1.1 of the Acquisition Agreement shall be substantially in the form attached hereto as Exhibit A.

                                   ARTICLE X

                           EFFECT OF THIRD AMENDMENT

     The Parties hereby agree that this Third Amendment shall terminate the First Amendment to Acquisition Agreement dated January 31, 1987, among Greyhound, Seller and GLI Holding. Except as expressly provided herein, no provision of the Acquisition Agreement is affected by this Third Amendment.

     IN WITNESS WHEREOF, this Third Amendment has been executed by the parties on this 18th day of March, 1987.

THE GREYHOUND CORPORATION                         GLI HOLDING COMPANY

By: /s/ RICHARD STEPHAN                           By: /s/ CRAIG LENTZSCH
    R. C. Stephan                                     Craig R. Lentzsch
    Vice President                                    Vice President

GREYHOUND LINES, INC.                             GLI BUS OPERATIONS HOLDING COMPANY

By: /s/ RICHARD STEPHAN                           By: /s/ CRAIG LENTZSCH
    R. C. Stephan                                     Craig R. Lentzsch
    Vice President                                    Vice President

GLI OPERATING COMPANY                             GLI MERGER COMPANY

By: /s/ RICHARD STEPHAN                           By: /s/ CRAIG LENTZSCH
    R. C. Stephan                                     Craig R. Lentzsch
    Vice President                                    Vice President

                                   EXHIBIT A

                      THIS NOTE HAS NOT BEEN REGISTERED UNDER
                  THE SECURITIES ACT OF 1933, AS AMENDED, OR
                  ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT
                  BE PLEDGED, SOLD, OFFERED FOR SALE,
                  TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL
                  THE HOLDER HEREOF PROVIDES INFORMATION
                  SATISFACTORY TO THE ISSUER (WHICH, IN THE
                  DISCRETION OF THE ISSUER, MAY INCLUDE AN
                  OPINION OF COUNSEL SATISFACTORY TO THE
                  ISSUER) THAT SUCH PLEDGE, SALE, OFFER,
                  TRANSFER, OR OTHER DISPOSITION WILL NOT
                  VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

                     11% JUNIOR SUBORDINATED NOTE DUE 1999
$40,000,000.00                                                    March 18, 1987

     FOR VALUE RECEIVED, the undersigned, GLI Operating Company, a Delaware corporation ("Maker"), promises to pay to Greyhound Lines, Inc., a California corporation, or its registered assigns ("Payee"), the sum of FORTY MILLION DOLLARS ($40,000,000.00), together with interest on the unpaid principal balance from time to time remaining at the rate of eleven percent (11%) per annum. The principal of and accrued interest on this note shall be due and payable in lawful money of the United States of America, at the office of The Greyhound Corporation, Greyhound Tower, Phoenix, Arizona 85077.

     1. Payments. The interest on this note shall be compounded (but not paid) on each January 15 and July 15 to and including July 15, 1989 (the "Conversion Date"), at which time all such accrued and unpaid interest shall be added to and become principal of this note. From and after the Conversion Date, accrued and unpaid interest on the principal of this note (including principal created pursuant to the immediately preceding sentence) shall be payable on January 15 and July 15 in each year and at the final maturity of this note.

     The principal of this note (including principal created pursuant to the preceding paragraph) shall be payable in four annual installments, each equal to 20% (rounded to the nearest $100) of the principal of this note that is outstanding at the close of business in Phoenix, Arizona, on July 15, 1995, the first such payment to be due on July 15, 1995, and one additional such payment to be due on July 15, 1996, 1997, and 1998. The balance of the principal of this note shall be due and payable on July 15, 1999.

     Overdue principal and, to the extent permitted by law, interest shall bear interest at the rate of 13% per annum from the due date until paid.

     2. Prepayments. Maker shall be entitled to prepay the unpaid principal balance hereof, from time to time and at any time, in whole or in part, without premium or penalty, but only in increments of $500,000 and only if all interest accrued hereon is paid through the date of such payment. Any prepayment of principal shall be applied to such installment or installments of principal as Maker may select at the time of prepayment.

     3. Events of Default and Remedies. The entire unpaid principal balance of, and all unpaid accrued interest on, this note shall, subject to the provisions of paragraph 12 below, immediately become due and payable at the option of the holders of notes evidencing at least a majority of the aggregate outstanding principal amount notes of this series upon the occurrence of one or more of the following events of default (individually and collectively, hereinafter called a "Default"):

          (i) The failure or refusal of Maker to pay all or any part of the principal or accrued interest on this note as and when the same becomes due and payable in accordance with the terms hereof, and the continuation of such failure or refusal for a period of one hundred eighty (180) days after the due date prior to July 15, 1990, or for a period of thirty (30) days thereafter;

          (ii) The maturity of Senior Debt (as hereinafter defined) having an aggregate principal amount of $5,000,000 or more shall be accelerated by action of the holder or holders thereof, and such acceleration shall not have been rescinded or such Senior Debt paid in full within one hundred and eighty days (180) after the date of such acceleration (provided, however, that if the Senior Debt that has been accelerated includes Senior Debt under (x) the Credit Agreement among Maker, certain of Maker's affiliates listed therein, the Banks listed therein and Irving Trust Company, as Agent, dated as of March 18, 1987, or (y) the 12 1/2% Senior Subordinated Notes due 1997, issued under the Indenture dated as of March 18, 1987 between GLI Merger Company and Connecticut National Bank, as Trustee, then such acceleration shall constitute a Default immediately upon the occurrence thereof);

          (iii) Maker shall (a) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law (hereinafter defined), or
     (d) be made the subject of any proceeding provided for by any Debtor Relief Law that could suspend or otherwise affect any of the rights of the holder hereof, provided however, if such proceeding is withdrawn or dismissed within one hundred and eighty (180) days from the date of the institution of such proceeding, then such event shall no longer be deemed a Default hereunder (as used herein, "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally).

     Subject to the provisions of paragraph 12 below, in the event a Default shall have occurred and shall be continuing, the holder of this note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this note, or in aid of the exercise of any power or right granted by this note or to enforce any other legal or equitable right of the holder of this note.

     4. Cumulative Rights. No delay on the part of the holder of this note in the exercise of any power or right under this note shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right.

     5. Waiver. Except as expressly provided herein or in any document or instrument executed in connection herewith, Maker, and each surety, endorser, guarantor, and other party ever liable for the payment of any sum of money payable on this note, jointly and severally waive demand, presentment, protest, notice of nonpayment, notice of intention to accelerate, notice of protest, notice of acceleration, all other notices of any kind, and any and all lack of diligence or any delay in collection or the filing of suit hereon which may occur, and agree that their liability on this note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

     6. Attorneys' Fees and Costs. In the event a Default shall occur and be continuing, and in the event that thereafter this note is placed in the hands of an attorney for collection, or in the event this note is collected in whole or in part through legal proceedings of any nature, then and in any such case, Maker promises to pay all costs of collection, including but not limited to reasonable attorneys' fees incurred by the holder hereof on account of such collection, whether or not suit is filed.

     7. Notices. Any notice, demand, or other communication given pursuant to or in connection with this note must be in writing to be effective and shall be deemed to have been given and received (a) when actually delivered to the address of the party to be notified if delivered in person, or (b) if mailed, on the earlier of the date actually delivered to the address of the party to be notified or (whether ever so delivered or not) on the third Business Day (hereinafter defined) after it is enclosed in an envelope, addressed to the party to be notified at such party's address as set forth in this note, properly stamped, sealed, and deposited in the United States mail, certified mail, return receipt requested. Until changed by notice pursuant hereto, for purposes hereof, the address of Payee is Greyhound Tower, Phoenix, Arizona 85077, Attention:
General Counsel, and the address of Maker is 2400 InterFirst Plaza, 901 Main Street, Dallas, Texas 75202.

     8. Governing Law. This note is intended to be performed in the State of New York, and the laws of such state shall govern the construction, validity, enforcement, and interpretation hereof.

     9. Heading Construction. The headings of the paragraphs of this note are inserted for convenience only and shall not be deemed to constitute a part hereof; words used herein of any gender shall be construed to included any other gender where appropriate, and words used herein which are either singular or plural shall be construed to included the other where appropriate.

     10. Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this note contained by or on behalf of Maker shall bind its successors and assigns, whether so expressed or not.

     11. Business Day. In any case where a payment of principal or interest hereon is due on a day which is not a Business Day, Maker shall be entitled to delay such payment until the next succeeding Business Day, but interest shall continue to accrue until the payment is, in fact, made. As used herein, "Business Day" means every day other than a Saturday, Sunday or legal holiday in the State of Texas.

     12. Subordination. Each holder of this note hereby acknowledges and agrees that the indebtedness evidenced by, and other obligations payable in respect of, this note (including but not limited to principal, interest and amounts payable under Section 6 hereof), and any renewals, rearrangements, or modifications hereof (collectively, "Obligations"), are at all times and in all respects subordinate and junior in right of payment to the payment of Senior Debt on the following terms and conditions:

          (a) Such holder shall not demand, sue for, take, or receive any payment or distribution (whether in cash, property or securities) (other than regularly scheduled installments of interest and principal which are not made in advance of the scheduled payment dates) upon or in respect of all or any part of the Obligations or commence any action or proceeding against Maker under any Debtor Relief Laws unless and until the Senor Debt shall have been paid in full and in the event such holder receives any such payment or distribution, the holder of this note shall hold such payment or distribution in trust for the holders of Senor Debt and pay it over to such holders, ratably, on demand;

          (b) If a default in payment of any Senior Debt, or an event which (with or without notice, lapse of time, or otherwise) would by its terms permit any holder of Senior Debt to accelerate the maturity thereof, occurs and is continuing, the holder of this note shall not accelerate, demand, sue for, take or receive any payment or distribution (whether in cash, property or securities) upon or in respect of all or any part of the Obligations or commence any action or proceeding against Maker under any Debtor Relief Laws unless and until the Senior Debt shall have been paid in full and in the event such holder receives any such payment or distribution, the holder of this note shall hold such payment or distribution in trust for the holders of Senior Debt and pay it over to such holders, ratably, on demand; and

          (c) In the event of any proceedings relative to Maker or its property under any Debtor Relief Laws, or in the event of any voluntary or involuntary liquidation, winding up or dissolution of Maker, or assignee for the benefit of creditors, the holders of Senior Debt shall be entitled to receive payment in full of the Senior Debt (including, without limitation, postpetition interest, regardless of whether such interest is allowable under Section 506 of the United States Bankruptcy Code) before the holder of this note is entitled to receive any payment or distribution (whether in cash, property or securities) on account of the Obligations and, in the event any such payment or distribution is made upon or in respect of the Obligations, it shall be paid to the holders of Senior Debt, ratably, until the Senior Debt shall have been paid and satisfied in full.

     As used herein, "Senior Debt" means all obligations (whether now outstanding or hereafter incurred) for the payment of which Maker is responsible or liable as obligor, guarantor, or otherwise in respect of (i) for principal of (and premium, if any) and interest on all indebtedness for money borrowed or evidenced by bonds, notes, debentures, or similar instruments, and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under any agreements or instruments relating thereto, (ii) indebtedness under leases which are or may be capitalized under generally accepted accounting principles, (iii) any indebtedness for money borrowed in connection with an acquisition by Maker or a subsidiary of the stock or substantially all of the assets of another person or in connection with a merger or consolidation to which Maker or a subsidiary is a party, (iv) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (v) all deferrals, renewals, amendments, modifications, supplements, extensions and refundings of any such indebtedness or obligations under clauses (i), (ii) or (iii); provided, that the following shall not constitute Senior Debt: (a) indebtedness which is expressly made equal in right of payment with this note or subordinate and subject in right of payment to this note or (b) indebtedness for goods or materials purchased or services obtained in the ordinary course of business or indebtedness consisting of trade payables. Senior Debt shall continue to constitute Senior Debt for all purposes hereof, and the provisions of Section 12 shall continue to apply to such Senior Debt, notwithstanding the fact that such Senior Debt or any claim in respect thereof shall be disallowed, avoided or subordinated pursuant to the provisions of any Debtor Relief Law or other applicable law.

     Each holder of this note by his acceptance hereof: (x) if and so long as payment with respect to this note is prohibited under this Section 12, irrevocably authorizes and empowers (but without imposing any obligation on or any duty to such holder from) any representative of the holders of Senior Debt designated by the holders of at least 66 2/3% of the outstanding Senior Debt, to demand, sue for, collect, receive and receipt for such holder's ratable share of payments and distributions in respect hereof (including without limitation all payments and distributions which may be payable or deliverable pursuant to the terms of any indebtedness subordinated to this note) which are required to be paid or delivered to the holders of Senior Debt as provided in this Section 12 and to file and prove all claims therefor, and take all such other action (including the right to vote such holder's ratable share of this note and the right to vote, file and prove claims respecting any indebtedness subordinated to this note) in the name of such holder, or otherwise, as the holders of at least 66 2/3% of the outstanding Senior Debt may determine to be necessary or appropriate for the enforcement of the provisions of this Section 12; and (y) agrees (I) to execute and deliver to such designated representative of Senior Debt all such further instruments confirming the authorization hereinabove set forth, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other actions as may be requested by such representative upon direction by the holders of at least 66 2/3% of the outstanding Senior Debt in order to enable such representative to enforce all claims upon or in respect of such holder's ratable share of payment and distributions in respect of this note and (II) not to compromise, release, forgive or otherwise discharge the obligations of the Maker with respect to this note without prior written consent of the holders of at least 66 2/3% of the outstanding Senior Debt.

     Each holder of Senior Debt may extent, renew, modify, supplement or amend the terms of the Senior Debt or any security therefor or guaranty thereof and release, sell, exchange or enforce such security or guaranty or elect any right or remedy, or delay in enforcing or release any right or remedy and otherwise deal freely with the Maker all without notice to the holder of this note and all without affecting the liabilities and obligations of the Maker or the holder of this note, even if any right of subrogation or similar rights of the holder of this note is extinguished, affected or impaired thereby.

     This Section 12 shall constitute a continuing offer and inducement to all persons who become holders of, or continue to hold, Senior Debt. Notwithstanding anything to the contrary contained herein, the provisions of this Section 12 are made for the benefit of the holders of Senior Debt, each of whom is an obligee hereunder and is entitled to enforce such holder's rights hereunder, without any act or notice of acceptance hereof or reliance hereon. No amendment, modification or discharge of any provision of this Section 12 shall be effective against any holder of Senior Debt unless expressly consented to in writing by such holder.

     13. Offset of Payments. Any amount (including principal and interest) payable on this note to any affiliate of The Greyhound Corporation shall, at the option of Maker, be subject to offset for any liability of The Greyhound Corporation or any of its affiliates to Maker or any Affiliate of Maker arising under that certain Acquisition Agreement dated December 22, 1986, among Maker, The Greyhound Corporation, and others. Failure to make any payment on this note as a result of any such permitted offset shall not constitute a Default on this note.

     14. Series. This note is one of a series of notes of Maker knows as its Junior Subordinated Notes due 1999, initially limited to $40,000,000. Additional notes of this series may be issued in exchange for Maker's Series A Preferred Stock from time to time. All notes of such series shall rank equal and pari passu in all respects, and all payments and prepayments on such notes shall be made ratably to all holders thereof.